EXHIBIT 15



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated April 25, 2000 and July
26, 2000, on our reviews of interim consolidated financial information of Minnesota Mining and Manufacturing Company and Subsidiaries (the Company) for the periods ended March
31, 2000 and 1999, and June 30, 2000 and 1999 and included in the Company's Quarterly Reports Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, are incorporated by reference in the Company's Registration Statement on Form S-8 to register 15,000,000 additional shares of the Company's Common Stock for issuance under the 1997 Management Stock Ownership Program.





/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
St. Paul, Minnesota
August 29, 2000